UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HOME FEDERAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[BANKER'S TRUST LETTERHEAD]

April 25, 2014

Dear Participants in the Home Federal 401(k) and Employee Stock Ownership Plan:

Banker’s Trust Company of South Dakota (“we” or “Trustee”) has been engaged by Home Federal Bancorp, Inc. (“Home”) to serve as the trustee of the Home Federal 401(k) and Employee Stock Ownership Plan (“Home KSOP”). We are sending this letter to you because you are a participant in the Home KSOP.

        Home filed a Definitive Proxy Statement with the Securities and Exchange Commission on April 11, 2014 (“Proxy Statement”). In the Proxy Statement, the board of directors of Home solicits proxies from the shareholders of Home for certain matters described in the Proxy Statement.  The Proxy Statement was mailed to you on or about April 28, 2014.

As a participant in the Home KSOP, you may direct the voting of shares allocated to your account under the Home KSOP (your "Home KSOP shares"). This is in addition to any Home shares you may own outside of the Home KSOP. According to the terms of the Home KSOP, the Trustee will vote your Home KSOP shares upon receiving your voting instructions.

In order for the Trustee to receive your voting instructions for your Home KSOP shares, you need to follow the voting instructions in the Proxy Statement. Home will deliver your voting instructions for your Home KSOP shares to the Trustee. The Trustee will certify the totals to Home for the purpose of having those shares voted, and your Home KSOP shares will be voted by the Trustee consistent with your instructions.

If you do not provide voting instructions for your Home KSOP shares, the Trustee will vote those shares according to the terms and conditions of the Home KSOP, and the fiduciary obligations of the Trustee to the participants in the Home KSOP.

As a participant in the Home KSOP, you are not permitted to vote in person at the Special Meeting of the Stockholder’s described in the Proxy Statement with respect to your Home KSOP shares. In order to vote your Home KSOP shares, Home must receive your voting instructions as provided in the Proxy Statement no later than 5:00 pm Central time on Tuesday, May 13, 2014.

        If you have any questions you may contact Debbie Williams of the Banker's Trust Company of South Dakota by telephone at the following telephone number: 515-245-2933.

HOME FEDERAL 401K AND EMPLOYEE STOCK OWNERSHIP PLAN (KSOP)
Plan Termination Questions and Answers
April 25, 2014

Thank you for your continued patience as we work with the Principal Financial Group and Bankers Trust  Company of South Dakota, the independent trustee, to prepare for the pending termination of the Home Federal 401(k) and Employee Stock Ownership Plan (KSOP).  Below are answers to some commonly asked questions regarding the pending termination.

Why is the KSOP being terminated?
Home Federal Bancorp, Inc. (“Home”) and Cascade Bancorp (“Cascade”) entered into a merger agreement ("Merger Agreement").  The Merger Agreement provides for the merger ("Merger") of Home with and into Cascade.  Cascade will be the surviving entity.  The Merger Agreement requires that the KSOP be terminated immediately prior to the effective time of the Merger.

When will the KSOP Plan terminate?
The KSOP will formally terminate immediately prior to the effective time of the merger on the merger date, or LD1.

Will the KSOP Plan termination cause immediate participant distributions?
No.  Actual distributions will not occur immediately following the formal termination of the KSOP.  There are several matters that must be finalized in connection with the formal Plan termination.   These include:

•	making a contribution in order to effect the "Event Protection Allocation" and allocating Home shares that are released from the KSOP "unallocated reserve" as a result of that contribution.

•	making a partial 2014 ESOP loan repayment contribution and allocating Home shares that are released from the KSOP "unallocated reserve" as a result of that contribution.

•	determining and allocating the "Excess ESOP Amount."

•	applying for and receiving a favorable determination letter from the Internal Revenue Service that the termination of the KSOP does not affect its tax-qualified status.

What is the Event Protection Allocation?
The Event Protection Allocation is a special allocation of Home shares for eligible KSOP participants.  The Event Protection Allocation came into effect in 2011, as a result of the refinancing of two ESOP loans into a single ESOP loan.  This occurred in connection with the merger of the Home Federal 401(k) Plan and the ESOP into the KSOP.   Generally, the Event Protection Allocation ensures that in the event the Plan is terminated, where the refinanced ESOP loan will be prematurely paid off, KSOP participants will at least be allocated the number of shares that they would have been allocated had the two ESOP loans not been refinanced.  As a result of the Event Protection Allocation, eligible KSOP participants will receive an additional allocation of Home shares.  A KSOP participant is eligible to share in the allocation of additional Home shares as a result of the Event Protection Allocation if he or she was eligible for an ESOP contribution for the 2013 year, in the same manner as other ESOP share allocations that occur on account of ESOP Loan repayments.  Refer to the KSOP summary plan description for more detail about these allocation requirements.

What is the Partial 2014 ESOP Loan Repayment Contribution?
This is a contribution under the ESOP portion of the KSOP for the period January 1, 2014, to the effective date of the Merger.  This contribution will be used to make a partial ESOP loan repayment for the year, which in turn will release Home shares from the ESOP loan "unallocated reserve" for allocation to eligible KSOP participants.  The released shares will first be utilized to provide a 401(k) employer match contribution.  Any remaining shares will be allocated as an ESOP contribution.   Generally, a KSOP participant will be eligible to be allocated an ESOP portion of the Home shares released as a result of the partial 2014 ESOP loan repayment if he or she is actively employed on the date the KSOP is formally terminated (see above), and if he or she has met the "prorated" hours of service requirement.  The prorated hours of service requirement is 1,000 times a fraction, the numerator which is the number of days during 2014 prior to the formal KSOP termination date, and the denominator of which is 365.

What is the Excess ESOP Amount and How Is It Allocated?
The Excess ESOP Amount is the amount in the ESOP loan "unallocated reserve" that will remain after the ESOP loan is fully paid off in connection with the Merger.  It is intended that this amount will be allocated among KSOP participants who have an ESOP account and are actively employed on the KSOP formal termination date,  which is the Merger date.  Generally, the allocation will be made among those participants, on a pro rata basis, based on the cumulative number of shares that were ever allocated to those participants' ESOP (not 401(k) or other) accounts, including amounts that were allocated under the ESOP prior to the merger of the ESOP and the 401(k) plan.  Note that an eligible participant may be eligible to be allocated a share of the Excess ESOP Amount even if he or she previously diversified (sold) some or all of the Home shares in his or her ESOP account.

Why do we say "intended?"  Because the IRS must approve this method of allocating the Excess ESOP Amounts as part of the determination letter process.

The KSOP trustee may elect to sell some, none or all of the Cascade common stock exchanged in the Merger prior to the allocation of the Excess ESOP Amount. Therefore, the allocation of the Excess ESOP Amount may be in the form of cash or a mix of cash and Cascade common stock. Any cash portions of the excess allocation will be invested in your default Target Date fund, which you may then elect to invest among other KSOP investment options.

Your share of the Excess ESOP Amount will not be released to your account until a favorable determination letter has been received from the IRS.

Why Is It Necessary for the IRS to Issue a Favorable Determination Letter Regarding the KSOP Termination?
The main reasons it is necessary for the IRS to issue a favorable determination letter regarding the KSOP termination are: (1) it is required by the Merger Agreement; (2) it is necessary to  make sure that the method of allocating the Excess ESOP Amounts is acceptable; and (3) to make sure that the KSOP has complied with the various requirements for a tax-qualified plan (to ensure that KSOP participants who will be transferring some or all of their KSOP accounts into an IRA or other tax-qualified plan can do so on a tax-free basis).

What will happen to the shares of HOME stock held in my KSOP account upon completion of the Merger?

The Merger Agreement provides that upon the completion of the Merger, each share of Home common stock that is issued and outstanding (including the shares of Home common stock held in the KSOP) will be converted into a combination of cash and a number of Cascade Bancorp common stock (ticker CACB) shares.

Cascade common stock has been added to the KSOP as an eligible investment in order to accommodate the conversion of Home common stock to Cascade common stock as a result of the Merger.  However, Cascade common stock will be "closed" to new participant money, which means you will not be able to purchase additional shares of Cascade common stock in the KSOP. However, you will be able to diversify out of Cascade common stock, and invest the proceeds among your other KSOP investment options.

Your share of the cash component of the Merger consideration that is received by the KSOP (as a result of the conversion of Home common stock into Merger consideration) will be invested in your Principal Lifetime target fund (which is the default account based on your target retirement date). You may then diversify into other eligible KSOP investments if you wish.

My KSOP account is not 100% vested. What happens to my KSOP account when the KSOP is terminated?
Upon the formal termination of the KSOP, all "affected participants" will become fully vested in their accounts determined in accordance with the terms of the KSOP Plan and applicable law.

Generally, you are an "affected participant" if:  (1) you are actively employed on the formal KSOP termination date, or (2) you previously terminated employment, still have an account balance under the KSOP on the formal KSOP termination date, and have not as of that date incurred 5 consecutive breaks in service.

Will I receive a 401(k) match for the interim (partial year) 2014 period?
Yes. We currently anticipate making a 401(k) employer match for the period January 1, 2014, to the effective date of the Merger. The 401(k) match will be made pursuant to the terms of the KSOP document.

When Should I Expect My Share of the Event Protection Allocation, Partial 2014 ESOP Loan Contribution and 401(k) match to be allocated to my KSOP Accounts?
Participants should expect up to 60 days after the effective time of the Merger for calculation and posting of the Event Protection Allocation, the Partial 2014 ESOP Loan Contribution, and the 2014 matching contribution.

Will the termination of the KSOP affect my current 401(k) loan?
Yes. If you have an outstanding loan balance at the time of the formal KSOP termination date and/or your separation of employment, your outstanding loan balance will be due no later than 60 days from said date.   If you do not repay the loan balance, it will become a taxable distribution to you.  This would give rise to additional taxable income and perhaps a 10 percent early distribution penalty.  If your KSOP loan balance becomes taxable to you, an IRS Form 1099-R will be issued by Principal Financial Group and mailed to you in January of the next year.

You can make additional payments to pay off your loan early, prior to the Plan termination, through your regular Home Federal Bank payroll.  If you are interested in paying off your loan or have additional questions regarding your loan, please contact Home’s Human Resources Team.

When can I expect to receive a distribution from my KSOP account?
The Merger Agreement states that distributions/rollovers must be delayed until the IRS issues a favorable determination letter.  We expect that it will take 6-12 months after the completion of the Merger to receive the IRS determination letter. We expect an application for such letter will be filed with the IRS by May 31, 2014.  You will receive a notice approximately 10 days prior to the date the determination letter is to be submitted to the IRS.  This notice will advise you of the determination letter filing and your available right to comment to either the IRS or the Department of Labor regarding the determination letter filing.

After a favorable IRS determination letter is received, the Principal Financial Group will notify you of the deadlines and relevant forms required for you to receive your KSOP account distribution.

With respect to participants who are not currently employed with Home Federal Bank on the formal KSOP termination date, distributions are allowed per the KSOP document, prior to the receipt of an IRS determination letter.

In addition, mandatory distributions will be made in accordance with the KSOP document.

How will my KSOP account balance be distributed to me?
You will be sent a distribution election form as soon as practicable after the IRS favorable determination letter is received.  You will have a number of choices regarding how to receive your KSOP account balance:

•	Rollover to a traditional Individual Retirement Account (IRA)
•	Rollover to a Roth Individual Retirement Account (IRA)
•	Rollover to another employer sponsored retirement plan (e.g., 401(k) Plan)
•	Receive a cash distribution, subject to income taxation and mandatory tax withholding
•	Receive a combination of cash distribution and a rollover

What are the tax consequences to me of the formal KSOP termination and the distribution of my KSOP accounts?
The formal termination of the KSOP itself will not cause any tax consequences to you. The choices that you make concerning whether you elect to receive a taxable distribution or rollover or transfer your KSOP accounts to another tax-qualified retirement plan or a traditional or Roth IRA will have significant tax consequences to you.

More detailed information, including distribution election forms, the distribution election process and timeframe, and a special  tax notice regarding your distribution options and the applicable tax consequences, will be sent to you by Principal Financial Group after the IRS favorable determination letter is received.

We strongly urge you to consult with your personal tax advisor prior to making any decisions concerning distributions of your KSOP accounts.

Do I need to do anything within my current KSOP account balance in preparation for the Merger?
No. You will continue to have access to your online KSOP accounts and can make investment elections as currently allowed.  It is important to keep a current mailing address on file with the Bank and Principal Financial Group following completion of the Merger.  This will make it easier to process your KSOP distribution at the appropriate time.  Also, we suggest reviewing your KSOP beneficiary designation forms to make sure your beneficiary designations reflect your current intentions.

Will I still be able to manage my retirement account?  Will I still be able to diversify?
Yes. You will be able to access your KSOP accounts through the Principal website through the transition process so that you may continue to manage your investments. You may sell (diversify) your Cascade common stock holdings after the conversion of Home common stock into Merger consideration; however, you will not be able to buy additional share of Cascade common stock within the KSOP after the conversion.

Whom should I contact if I have any questions regarding the status of the IRS determination letter or my KSOP account?
We have engaged Bankers Trust of South Dakota to act as the plan trustee and monitor fund performance.  Principal Financial Group will continue to be plan administrator and may be contacted at 1-800-547-7754 and online at www.principal.com.

IMPORTANT NOTE

Please keep in mind that these questions and answers only summarize the Merger Transaction as it relates to the KSOP, and the applicable KSOP Provisions.   In the event of any conflict between these questions and answers and the Merger Agreement and the KSOP Plan documents, the Merger Agreement and the KSOP Plan documents will control.

We hope that the above is helpful.  If you have further questions, please do not hesitate to contact Home's Human Resources Team.